Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Bolt Projects Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(c)(2)	9,856,859	$0.3039	(3)	$2,995,499	0.00015310	$458.61

Fees Previously Paid
	Total Offering Amounts						$2,995,499		$458.61
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$458.61

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of up to 9,856,859 shares of common stock by the Selling Stockholder, including the resale of up to 3,000,000 shares of common stock issuable upon exercise of an outstanding warrant.

(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.3039, which is the average of the high and low prices of Common Stock on The Nasdaq Global Market on February 12, 2025 (such date being within five business days of the date that this registration statement was first filed with the SEC).